UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

GROW SOLUTIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29301	87-0575118
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

535 5th Avenue, 24th Floor

New York, NY 10017

(Address of Principal Executive Offices)

(Former name or former address, if changed since last report)

(646)-863-6341

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On August 3, 2015, the board of directors of Grow Solutions Holdings, Inc. (the “Company”), appointed Hon. Randy Avon, Leslie Bocskor, Howard Karasik, and William Hayde as members of the Company’s board of directors.  Below is a description of their relevant business experiences:

Hon. Randy Avon, age 73, Director

Mr. Avon, age 73, was elected to the Florida State Legislature in 1972. Mr. Avon has reviewed and developed initiatives to legalize and regulate the United States cannabis industry. Currently, Mr. Avon serves as the chief executive officer of Asian Pacific Development Corp., a multinational business development and investment banking company, where he is responsible for overseeing the day to day operations. In addition to his responsibilities as a board member of Grow Solutions Holdings, Inc., he also serves as the Division Head of our Florida operations.

Mr. Avon has over 50 years of experience in both public service and business. His successful career as a global businessman, legislator and diplomat includes (i) serving for several of Hawaii’s Governors on the Counsel of Economic Advisors, (ii) positions on the board of three World Trade Centers, (iii) the Florida Hawaiian Civic Association, and (iii) board member on several multi-national companies.

Mr. Avon’s background is deep with community, civic, and citizen diplomacy achievements. He was named as one of South Florida’s “100 Most Powerful International Leaders” by South Florida CEO magazine.

Mr. Avon is the former President of the Florida Jaycee. Additionally, he currently serves as the Chairman of Broward Days Committee on International Business and Trade and serves at the pleasure of the Governor of Florida as a Trustee on Gateway Florida. He received his undergraduate education at the University of Florida.  The Board believes that Mr. Avon’s experience in international business will be critical in expanding the Company in Florida and the Caribbean.

Leslie Bocskor, age 50, Director

Mr. Bocskor, age 50, combines two years of experience in the cannabis industry and a total of 20 years in senior management in the financial industry. Since June 2000, Mr. Bocskor has served as the President of Venture Catalyst LLC, a consulting company. From February 2011 through September 2012, Mr. Bocskor was employed in the investment banking division of Network One Financial, Inc. From May 2005 through June 2011, Mr. Bocskor was Managing Partner of Lenox Hill Partners, LLC an advisory firm that focused on corporate finance and business consulting.

Currently, Mr. Bocskor serves as the Chairman of the Board of The Nevada Cannabis Industry Association, a trade association working to establish an exemplary legal Cannabis Industry in the State of Nevada.  Mr. Bocskor is also Chairman of the Board for the Figment Project, an arts and cultural organization. The board of directors believes that Mr. Bocskor’s experience in the legal cannabis industry and extensive experience in the financial markets will be critical in supporting the Company’s growth plans.

Howard Karasik, age 76, Director

Mr. Karasik, age 76, is a corporate lawyer admitted to practice in the State of New York. Since receiving his law degree from the Harvard Law School, his extensive career includes his partnership in the New York firm, Sherman, Citron & Karasik, P.C. He has been involved in bankruptcy law, corporate negotiation & mediation, and all aspects of creditor and debtor matters. Mr. Karasik is a lecturer and published author. Mr. Karasik is an honors graduate of Brooklyn College and Harvard Law School and a member of the New York State Bar and the District of Columbia Bar.

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William Hayde, age 55, Director.

Mr. Hayde, age 55, is currently a co-founder and executive vice president of Intercontinental Beverage Capital Inc. since 2013. He has been a Wall Street professional for over 25 years, in investment banking and the securities industry.  He has successfully raised a significant amount of growth and acquisition capital for middle market companies and facilitated mergers, acquisitions, financial restructurings and divestitures. Mr. Hayde has insight into privately-held businesses, has assisted with strategic options, access to capital markets, and maximized value for clients.

Mr. Hayde is currently registered as an investment banker with Network 1 Financial Securities since January 2011. His current FINRA licenses include Series 6, 7, 24, 55 and 63 and the Investment Banking 79.

From 2002 through 2009, he was co-owner of Waterville Investment Research, which also operated a small hedge fund, and was successfully sold in 2009. From 2010 through 2012, he was an officer, director and controlling shareholder of E Global Marketing and W3 Group, Inc., public entities which were successfully merged with larger public companies.

Prior to focusing on investment banking, Mr. Hayde was Head of Corporate Finance for Brockington Securities for over 12 years and was responsible for the firm’s underwriting activities, private placements, and initiation of trading.  From 1992 through 1995, Mr. Hayde was employed at Aegis Capital Corp., where he was responsible for compliance for all facets of the firm’s underwriting and selling group participation and developed their wholesale trading operation. Through his experience, Mr. Hayde has knowledge of FINRA, NASDAQ and other regulatory bodies and issues.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROW SOLUTIONS HOLDINGS, INC.

Date: August 10, 2015	By:	/s/ Jeffrey Beverly
	Name:	Jeffrey Beverly
	Title:	President

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